Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
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August 10, 2015	WASHINGTON, D.C.
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Green Bancorp, Inc.

4000 Greenbriar

Houston, Texas 77098

RE:	Green Bancorp, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Green Bancorp, Inc., a Texas corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the registration of 10,757,273 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon the consummation of the merger (the “Merger”) of Panther Merger Sub Corp., a Texas corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), with and into Patriot Bancshares, Inc., a Texas corporation (“Patriot”), with Patriot continuing as the surviving corporation in the Merger and as a wholly-owned subsidiary of the Company, pursuant to an Agreement and Plan of Merger, dated as of May 27, 2015 (the “Merger Agreement”), by and among the Company, Merger Sub and Patriot.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon  originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a)         the Registration Statement;

(b)         the Merger Agreement;

(c)          an executed copy of a certificate of John P. Durie, Executive Vice President and Chief Financial Officer of the Company, dated the date hereof (the “Officer’s Certificate”);

(d)         a copy of the Company’s Restated Certificate of Formation (with Amendments), certified by the Texas Secretary of State as of August 4, 2015, and certified pursuant to the Officer’s Certificate;

(e)          a copy of the Company’s Amended and Restated Bylaws, as amended and in effect as of the date hereof, certified pursuant to the Officer’s Certificate;

(f)           a specimen certificate representing the Common Stock;

(g)          certain resolutions of the Board of Directors of the Company, adopted on May 27, 2015, relating to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of the Shares, the filing of the Registration Statement and related matters, certified pursuant to the Officer’s Certificate;

(h)         a copy of a certificate, dated August 4, 2015, and a bringdown verification thereof, dated the date hereof, from the Texas Secretary of State with respect to the Company’s existence in the State of Texas; and

(i)             a copy of the results of a search, conducted as of August 4, 2015, from the Franchise Tax Account Status search on the public website of the Texas Comptroller of Public Accounts, indicating that, as of such time, the Company’s right to transact business in the State of Texas is intact.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the

Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In rendering the opinion stated herein, we have also assumed that (i) if issued in physical form, the certificates evidencing the Shares will be signed by the authorized officers of the Company and registered by the transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Stock or, if issued in book-entry form, an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with said transfer agent has been issued by said transfer agent and (ii) the issuance of the Shares will be properly recorded in the books and records of the Company.

We do not express any opinion with respect to the laws of any jurisdiction other than the Texas For-Profit Corporation Law (including, to the extent applicable, the Texas constitution and judicial decisions) and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when the Registration Statement becomes effective under the Securities Act, the Merger is consummated in accordance with the terms of the Merger Agreement and the Shares have been duly authorized by the Company, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.  This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP